Exhibit 99.1

FROM:	KENNAMETAL INC.
P.O. Box 231
Latrobe, PA 15650
724-539-5000

Investor Relations
Contact: Quynh McGuire
724-539-6559

Media Relations
Contact: Joy Chandler
724-539-4618

DATE:	March 16, 2006

FOR RELEASE:	Immediate
Kennametal Announces Divestiture of J&L Business Unit
LATROBE, Pa., March 16, 2006- Kennametal Inc. (NYSE: KMT) announced today that it has signed a definitive agreement with MSC Industrial Direct Co., Inc. (NYSE: MSM), to sell Kennametal’s J&L Industrial Supply business for approximately $349.5 million. The disposition of this unit is in line with the continued execution of Kennametal’s strategy to concentrate on its core manufacturing businesses. The J&L divestiture completes the company’s planned exit from owned distribution and will allow Kennametal to build new and grow existing distributor relationships. This also presents an excellent opportunity for Kennametal to improve customer options by delivering its full range of products to customers through the strongest distribution partners.
The divestiture, which is expected to close in the second calendar quarter of 2006, (fourth fiscal quarter for Kennametal), remains subject to customary regulatory approval and negotiated conditions of closing. Goldman, Sachs & Co. is serving as financial advisor to Kennametal in this transaction.
As a part of the transaction, Kennametal will book an estimated $228.6 million pre-tax gain in the quarter ending June 30, 2006, resulting in an earnings-per-share impact of about $3.25. We expect to redeploy this capital in the next 12-24 months with strategic initiatives. We immediately plan to accelerate our manufacturing rationalization opportunities. This investment is expected to have a cost impact of approximately $0.55 to $0.70 per share and a payback of less than three years.

Proceeds from the sale will be used to further build shareholder value over the long term in a manner consistent with the company’s previously stated priority uses of cash, including but not limited to the following:
•	Acquisitions in Kennametal’s core businesses, with emphasis on advanced materials and engineered components, conducted according to a disciplined process that is part of the Kennametal Value Business System (KVBS).
•	Possible buyback of minority share interests in certain foreign subsidiaries to capture a greater share of these earnings.
•	Repurchase of as many as 1.7 million shares of Kennametal stock depending on market conditions.
•	Debt reduction will be limited to opportunistic situations since Kennametal’s investment grade credit metrics are stable and ongoing cash flow generation remains strong.
Founded in 1941, MSC is one of the premier national suppliers of maintenance, repair and operations products and services. J&L Industrial Supply is a leading specialty metalworking distributor in North America, with a comprehensive product offering of metal cutting tools, abrasives, hand and power tools, precision measuring tools, work holding and tool holding products, machine tools and accessories used in metal cutting operations. The unit reported total annual sales of $257.5 million and operating income of $27.1 million in fiscal year 2005.
“ We are very pleased with this agreement and are confident that this divestiture, in alignment with our strategy, enables us to accelerate strategic growth plans as we build and manage our corporate portfolio of technologies,” commented Kennametal President and CEO, Carlos M. Cardoso. “J&L has been a great success story with a committed team that has consistently delivered strong growth and margins. Our goal was to find a partner for J&L that could accelerate its growth, add incremental value to customers, and be a good home for J&L employees. MSC is a great match and will be able to fully leverage J&L’s capabilities. In turn, J&L will remain a major distributor of Kennametal product and an important strategic channel partner. MSC will have access to the Kennametal portfolio of brands, and the Kennametal brand will be marketed through MSC and J&L as the premier brand of indexable cutting tool products,” Cardoso concluded.
This release contains “forward-looking” statements within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. You can identify these forward-looking statements by the fact they use words such as “should,” “anticipate,” “estimate,” “approximate,” “expect,” “may,” “will,” “project,” “intend,” “plan,” “believe” and other words of similar meaning and expression in connection with any discussion of future operating or financial performance. One can also identify forward-looking statements by the fact that they do not relate strictly to historical or current facts. These statements are likely to relate to, among other things, our goals, plans and projections regarding our financial position, results of operations, market position, and product development, which are based on current expectations that involve inherent risks and uncertainties, including factors that could delay, divert or change any of them in the next several years. Although it is not possible to predict or identify all factors, they may include the following: global and regional economic conditions; risks associated with the availability and costs of raw materials; energy costs; commodity prices; risks associated with integrating and divesting businesses and achieving the expected savings and synergies; competition; demands on management resources; risks associated with international markets, such as currency exchange rates and social and political environments; future terrorist attacks; labor relations; demand for and market acceptance of new and existing products; and risks associated with the implementation of restructuring plans and environmental remediation matters. We can give no assurance that any goal or plan set forth in forward-looking statements can be achieved and readers are cautioned not to place undue reliance on such statements, which speak only as of the date made. We undertake no obligation to release publicly any revisions to forward-looking statements as a result of future events or developments.
Kennametal Inc. (NYSE:KMT) is a leading global supplier of tooling, engineered components and advanced materials consumed in production processes. The company improves customers’ competitiveness by providing superior economic returns through the delivery of application knowledge and advanced technology to master the toughest of materials application demands. Companies producing everything from airframes to coal, from medical implants to oil wells and from turbochargers to motorcycle parts recognize Kennametal for extraordinary contributions to their value chains. Customers buy over $2.3 billion annually of Kennametal products and services—delivered by our 14,000 talented employees in over 60 countries—with almost 50 percent of these revenues coming from outside the United States. Visit us at www.kennametal.com [KMT-G]
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